EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 10, 2006 relating to the financial statements of Moixa III, Inc. in the Registration Statement on Form SB-2A dated September 15, 2006 and Prospectus, and to the reference to our firm as 'Experts in Accounting'.

/s/ Traci J. Anderson
Traci J. Anderson
Huntersville, North Carolina
September 15, 2006